Exhibit 99.1

Press Release
2200 West Parkway Boulevard Salt Lake City, Utah 84119-2331 www.franklincovey.com

FRANKLIN COVEY ANNOUNCES FISCAL 2014 THIRD QUARTER FINANCIAL RESULTS

Strongest Third Quarter Revenue Ever for Company’s Current Business
Strong Bookings Result in Largest Corporate Pipeline at the End of a Third Quarter
4th Quarter and Fiscal Year Revenue and Profitability Expected to Be Strongest Ever for Company’s Current Business

Salt Lake City, Utah – Franklin Covey Co. (NYSE: FC), the global performance improvement company that creates and distributes world-class content, training, processes, and tools that organizations and individuals use to transform their results, today announced financial results for its fiscal third quarter ended May 31, 2014.

Financial Highlights

Revenue:  Consolidated revenue for the third quarter of fiscal 2014 was the strongest ever for a third quarter for the Company’s current business.  Third quarter fiscal 2014 revenue increased 5% to $47.1 million, compared with $44.9 million in the prior year.  Revenue grew in nearly all of the Company’s major channels, including its four U.S./Canada geographic direct offices, National Account Practices, international direct offices, and international licensee partner operations.  This growth was partially offset by a decline in Government Services’ revenue.

Despite this broad-based growth, the Company’s overall revenue growth was somewhat less than expected for the quarter due to approximately $2.4 million of revenue that had been expected to be recognized in the third quarter which shifted, and either has already been realized, or is expected to be realized during the fourth quarter of fiscal 2014.  As noted below, this shift of revenue into the fourth quarter accounts for more than 100% of the variance in gross profit, Adjusted EBITDA, operating income, and net income compared to that which the Company expected for the quarter.  Approximately $1.0 million of this previously anticipated revenue has already been recognized in June 2014.  The revenue which shifted into the fourth quarter falls into two categories:  First, a last-minute delay in the signing of two specific contracts totaling approximately $0.6 million (with an estimated Adjusted EBITDA contribution of approximately $0.5 million) the largest of which was signed in June; and second, an encouraging, but earlier-than-expected, increase in the mix of new client prospects (compared to the Company’s existing client facilitators, a large portion of whom recertified and repurchased in the second quarter) attending the Company’s launch events for the re-created The 7 Habits of Highly Effective People Signature Program (7 Habits Signature Program) during the third quarter compared to the second quarter.  While the strong response by new-prospect companies was very encouraging, new clients typically have a slightly longer average conversion period than do the Company’s existing client facilitators.  The Company believes that this increased mix of prospective new clients resulted in the shift of approximately $1.8 million of 7 Habits Signature Program revenue into the fourth quarter, from the third quarter, resulting in an increase in the size of the Company’s prospective business pipeline at the end of the third quarter.

For the first three quarters of fiscal 2014, the Company’s consolidated revenues increased $7.7 million, or 6%, to $137.1 million, compared with $129.4 million in the first three quarters of fiscal

2013.  For the trailing four quarters ended May 31, 2014, consolidated revenues grew 10% to $198.6 million, compared with $180.4 million for the trailing four quarters ended June 1, 2013.

Gross Profit:  Third quarter gross profit increased to $29.9 million on increased sales.  The Company’s gross margin was 63.4% of sales compared with 65.6% in last year’s third quarter.  In comparison with last year’s third quarter, the Company’s gross margin was impacted by an increase in the amount of amortization from capitalized development costs associated with the re-launch of the Company’s 7 Habits Signature Program, and by year-over-year growth in lower-margin “off-season” coaching contracts.  The above-noted shift of certain high-margin revenue into the fourth quarter also reduced the Company’s gross margin for the quarter ended May 31, 2014 compared to what it was expected to be.  For the three quarters ended May 31, 2014, gross profit increased to $91.3 million, compared with $86.3 million for the corresponding period last year.  The Company’s gross margin for the first three quarters of fiscal 2014 was 66.6% compared with 66.7% for the first three quarters of fiscal 2013.  For the trailing four quarters, the Company’s gross profit increased to $134.0 million, compared with $121.3 million, and gross margin increased to 67.5% for the trailing four quarters ended May 31, 2014 compared with 67.2% for the trailing four quarters ended June 1, 2013.

Adjusted EBITDA:  Adjusted EBITDA for the third quarter was $5.1 million, compared with $6.3 million in last year’s third quarter, reflecting the impact of the revenue shift described above.  For the three quarters ended May 31, 2014, Adjusted EBITDA was $17.8 million, compared with $18.9 million for the same period of last year.  For the trailing four quarters ended May 31, 2014, Adjusted EBITDA increased to $30.3 million compared with $28.5 million for the same four-quarter period last year.

Net Income:  Third quarter net income was $1.9 million compared with $2.1 million in the third quarter of fiscal 2013, reflecting the above-noted factors.  For the three quarters ended May 31, 2014, net income was $5.6 million, compared with $6.6 million during the three quarters ended June 1, 2013.  Trailing four quarters net income increased to $13.3 million, compared with $10.0 million for the same four quarter period last year.

Diluted EPS:  Diluted EPS was $.11 per share compared with $.13 per share for the third quarter of fiscal 2013.  For the three quarters ended May 31, 2014, diluted EPS was $.33 per share compared with $.36 per share for the three quarters ended June 1, 2013.

Booking Momentum:  The Company’s booking momentum continued to be very strong in the third quarter, with its corporate pipeline of Booked Days and Awarded Revenue increasing by 7% to more than $36 million, the Company’s largest-ever corporate pipeline for the end of a third quarter.  Corporate and Education “booked day” momentum was strong, increasing 13% during the quarter, and the Company’s overall prospective business pipelines reached their highest levels ever for the end of a third fiscal quarter.  Booked days and Prospective Business pipelines for the Company’s four direct offices in the U.S. and Canada, the offices which accounted for essentially all of the “shifted” 7 Habits Signature Program revenue, have had very strong historical performance (12% revenue growth for the trailing four quarters).  These offices’ strong momentum continued during the quarter.  For the third quarter, these offices saw their booked days grow 19%, and their Prospective Business Pipeline grow 11%, to the highest level ever for the end of a third quarter.  We expect these offices’ to achieve double digit growth during the fourth quarter.

Progress on Key Strategic Initiatives:  During the third quarter, the Company continued to make strong progress on each of its key strategic initiatives:

o
The size of the Company’s direct sales forces continued to expand:  The Company’s client partner count now stands at 169, compared with 150 as of November 2013.  The Company expects to have more than 180 client partners by the beginning of its semi-annual client partner sales training academy scheduled to be held at the end of September 2014.

o
Client partner productivity continues to meet  or exceed expectations: The ramp-up of new client partners continues to be somewhat ahead of schedule, and the productivity of our fully-ramped legacy client partners continues to meet or exceed expectations.

o	The Company’s licensee partner network continues to expand: The number of international licensee partners (including Education Licensee partners) has increased to 52.
o
The Company’s repeating revenue continues to be high:  More than 90% of the revenue generated by clients in the trailing four quarter period ended one year ago, repeated in the most recent four quarter period.

o
Launch of re-created 7 Habits Signature Program has exceeded expectations to date:  The initial stages of the launch of the re-created 7 Habits Signature Program have exceeded expectations, generating $11.2 million in revenue during the second and third quarters of fiscal 2014, compared with expected revenue of $7-$9 million.

Adjusted EBITDA Outlook:  Given the strength of the Company’s pipelines, its strong booking momentum, the expectation of a renewal of a large government agency contract in the fourth quarter, and its expectation of significant sales growth in the fourth quarter of fiscal 2014, the Company is confident that its fiscal fourth quarter will be its strongest ever, and that the Company is well-positioned for continued, and accelerated growth in fiscal 2015 and beyond.  To allow for some uncertainty related to the timing and award of the government contract, and provide additional conservatism to its forecast, the Company is expanding its annual guidance range for Adjusted EBITDA to between $34 million and $37 million.

Bob Whitman, Chairman and Chief Executive Officer, commented, “We are very pleased with our continued progress on each of our major strategic objectives.  We are encouraged by the repeat of more than 90% of the prior year’s revenue, our strong booking pace, the size of our prospective business pipelines, and the strength of the launch of our re-created 7 Habits Signature Program.  Throughout the past years, we have made significant ongoing investments in our content, offerings, and organizational capabilities.  We expect that the accelerated benefits and flow-through from these investments will be evident in our fiscal fourth quarter results, and in fiscal 2015 and beyond.  We expect fiscal fourth quarter 2014 revenue, Adjusted EBITDA, operating income, and net income to be highest ever for a fourth quarter, also resulting in our highest-ever annual results in each of these areas for fiscal 2014 as a whole.”

Additional Fiscal 2014 Third Quarter Financial Results

Consolidated sales increased by 5% to $47.1 million compared with $44.9 million in the third quarter of fiscal 2013.  As previously mentioned, the Company experienced growth in nearly all of its major delivery channels, which resulted in the best third quarter sales for the Company’s current business.  Sales increased at the Company’s U.S./Canada regional sales offices, excluding the government services group, by $1.4 million, or 7 percent, compared with the prior year.  The increase over the prior year at the regional sales offices was primarily due to the launch of the re-created 7 Habits Signature Program during the quarter and increased Execution practice sales.  The continued launch of the re-created 7 Habits Signature Program in English-speaking countries is being enthusiastically received by existing and potential clients.  The Company’s pipeline of Booked Days and Awarded Revenue grew significantly during the quarter.  Revenue from the Company’s Government Services unit declined $1.7 million, primarily due to a large government contract that was renewed during the third quarter of the prior year, but did not renew during the third quarter of fiscal 2014.  The renewal process for this contract was postponed and is now expected to occur during the Company’s fiscal fourth quarter.  During the quarter ended May 31, 2014 sales increased in all three of the Company’s national account practices, which included a $1.0 million increase from the Education practice, a $0.5 million increase from the Customer Loyalty practice, and a $0.1 million increase from the Sales Performance practice.  During the third quarter, sales increased at our international direct offices located in the United Kingdom and Japan.  The Company’s United Kingdom office had one its strongest quarters ever for the Company’s current business and increased its sales $0.4 million compared with the prior year.  After several quarters of adverse foreign exchange, which masked growing sales in local currency, the Japanese Yen exchange rate stabilized and sales grew by $0.3 million at our Japan office.  Sales decreased $0.2 million at the Company’s office in Australia when compared with the prior year primarily due to a delay in closing a large contract that was initially expected to occur in the third quarter.  This contract was closed shortly after May 31, 2014.  During the quarter ended May 31, 2014, certain of our foreign licensees, led by our Singapore/China licensee, had increased training sales compared with the same period of the prior year, which resulted in an 11 percent increase in licensee royalty revenues compared with the same quarter of fiscal 2013.

Selling, general, and administrative (SG&A) expenses for the quarter ended May 31, 2014 increased $1.4 million compared with the third quarter of the prior year.  The increase in SG&A expenses over the prior year was primarily due to a $1.8 million increase primarily related to the addition of new sales-related personnel, increased commissions from higher sales, marketing, and other advertising and promotional costs primarily related to events from our worldwide tour to launch the re-created The 7 Habits Signature Program.  The Company continues to invest in new sales personnel as expected; however, due to significant investments in sales support personnel in fiscal 2013, the Company is now able to hire fewer than one new sales support person for each new client partner it hires.  These new client partners are expected to ramp up throughout fiscal 2014 and provide significant incremental sales as they develop their client bases and selling capabilities.  The impact of these increased expenses was partially offset by a $0.4 million reduction in the fair value of estimated contingent earn out payments from the fiscal 2013 acquisition of NinetyFive 5, LLC.

The Company’s depreciation expense increased by $0.1 million primarily due to the addition of new capital assets during the first quarter of fiscal 2014.  Amortization expense was essentially flat compared with the prior year.

The Company’s effective income tax rate for the quarter ended May 31, 2014 was approximately 20 percent, compared with approximately 40 percent for the third quarter of fiscal 2014.  The decrease in the effective rate was primarily due to the recognition of income tax benefits resulting from the resolution of certain issues as the applicable statute of limitations expired during the quarter.

The Company’s income from operations was $3.0 million, compared with $4.1 million in the third quarter of fiscal 2013, reflecting the factors discussed above.  With the favorable impact of a smaller income tax provision, net income was $1.9 million, or $.11 per diluted share, compared with $2.1 million, or $.13 per diluted share in fiscal 2013.

The Company’s balance sheet and liquidity position remained healthy through the third quarter.  The Company made the final earn out payment of $3.5 million from the acquisition of CoveyLink and paid $0.5 million in cash for the acquisition of Red Tree, Inc.  At May 31, 2014, the Company had $5.3 million in cash, with $2.5 million outstanding on its line of credit facility, compared with $12.3 million of cash at August 31, 2013, with no borrowings on its line of credit.  During the three quarters ended May 31, 2014 the Company used $14.9 million of cash for investing activities, including $6.4 million for curriculum development; $6.2 million for contingent earn out and other business acquisition costs, and $2.3 million for purchases of property and equipment in the normal course of business.  Net working capital at May 31, 2014 remained strong and totaled $37.4 million compared with $38.2 million on August 31, 2013.

Fiscal 2014 Year-to-Date Financial Results

Consolidated sales for the three quarters ended May 31, 2014 increased $7.7 million, or 6%, to $137.1 million, compared with $129.4 million in the first three quarters of fiscal 2013.  During the first three quarters of fiscal 2014, sales increased through nearly all of the Company’s primary delivery channels compared with the prior year.  Increased sales led to a 6% increase in gross profit to $91.3 million compared with $86.3 million in fiscal 2013.  Consolidated gross margin remained consistent with fiscal 2013 at 66.6% of sales compared with 66.7% in the prior year.  The Company’s SG&A expenses increased $6.2 million primarily due to increased associate costs from additional sales-related personnel, increased commissions from higher sales, development and marketing expenses for strategic initiatives, including the launch of the 7 Habits Signature Program, the fiscal 2013 acquisition of NinetyFive 5, and an increase in non-cash share-based compensation expense.

Adjusted EBITDA totaled $17.8 million, compared with $18.9 million in the first three quarters of fiscal 2013 and Adjusted EBITDA margin was 13.0% compared with 14.6% in the prior year.  Net income for the three quarters ended May 31, 2014 was $5.6 million, or $0.33 per diluted share, compared with $6.6 million, or $0.36 per diluted share.

Earnings Conference Call

On Tuesday, July 1, 2014, at 5:00 p.m. Eastern time (3:00 p.m. Mountain time) Franklin Covey will host a conference call to review its financial results for the fiscal quarter ended May 31, 2014.  Interested persons may participate by dialing 800-708-4540 (International participants may dial 847-619-6397), access code: 37516997.  Alternatively, a webcast will be accessible at the following Web site: http://edge.media-server.com/m/p/ggeezc9u.  A replay will be available from July 1 (7:30 pm ET) through July 8, 2014 by dialing 888-843-7419 (International participants may dial 630-652-3042), access code: 37516997#.  The webcast will remain accessible through July 8, 2014 on the Investor Relations area of the Company’s Web site at:  http://investor.franklincovey.com/phoenix.zhtml?c=102601&p=irol-IRHome.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 including those statements related to the Company’s future results and profitability; expected Adjusted EBITDA in fiscal 2014; anticipated future sales; and goals relating to the growth of the Company.  Forward-looking statements are based upon management’s current expectations and are subject to various risks and uncertainties including, but not limited to: general economic conditions; the expected number of booked days to be delivered; the expected number of client partners to be hired; market acceptance of new products or services and marketing strategies; the ability to achieve sustainable growth in future periods; and other factors identified and discussed in the Company’s most recent Annual Report on Form 10-K and other periodic reports filed with the Securities and Exchange Commission.  Many of these conditions are beyond the Company’s control or influence, any one of which may cause future results to differ materially from the Company’s current expectations, and there can be no assurance that the Company’s actual future performance will meet management’s expectations.  These forward-looking statements are based on management’s current expectations and the Company undertakes no obligation to update or revise these forward-looking statements to reflect events or circumstances subsequent to this press release.

Non-GAAP Financial Information

Refer to the attached table for the reconciliation of a non-GAAP financial measure, “Adjusted EBITDA,” to consolidated net income, the most comparable GAAP financial measure.  The Company defines Adjusted EBITDA as net income or loss excluding the impact of interest expense, income tax expense, amortization, depreciation, share-based compensation expense, adjustment to contingent earn out liabilities, and certain other items.  The Company references this non-GAAP financial measure in its decision making because it provides supplemental information that facilitates consistent internal comparisons to the historical operating performance of prior periods and the Company believes it provides investors with greater transparency to evaluate operational activities and financial results.  The Company does not provide forward-looking GAAP measures or a reconciliation of the forward-looking Adjusted EBITDA to GAAP measures because of the inability to project certain of the costs included in the calculation of Adjusted EBITDA.

About Franklin Covey Co.

Franklin Covey Co. (NYSE:FC) (www.franklincovey.com), is a global provider of training and consulting services in the areas of leadership, productivity, strategy execution, customer loyalty, trust, sales performance, government, education and individual effectiveness.  Over its history, Franklin Covey has worked with 90 percent of the Fortune 100, more than 75 percent of the Fortune 500, and thousands of small and mid-sized businesses, as well as numerous government entities and educational institutions.  Franklin Covey has more than 40 direct and licensee offices providing professional services in over 140 countries.

Investor Contact:	Media Contact:
Franklin Covey Steve Young 801-817-1776 Investor.relations@franklincovey.com	Franklin Covey Debra Lund 801-817-6440 Debra.lund@franklincovey.com

FRANKLIN COVEY CO.
Condensed Consolidated Income Statements
(in thousands, except per-share amounts, and unaudited)

	Quarter Ended		Three Quarters Ended
	May 31,	June 1,	May 31,	June 1,
	2014	2013	2014	2013

Net sales	$47,131	$44,859	$137,055	$129,350

Cost of sales	17,247	15,424	45,730	43,073
Gross profit	29,884	29,435	91,325	86,277

Selling, general, and administrative	25,017	23,661	75,475	69,295
Depreciation	866	752	2,466	2,175
Amortization	983	960	2,961	2,201
Income from operations	3,018	4,062	10,423	12,606

Interest expense, net	(483)	(420)	(1,351)	(1,320)
Discount on related party receivable	(141)	(135)	(424)	(418)
Other income, net	-	20	-	20
Income before income taxes	2,394	3,527	8,648	10,888

Income tax provision	(472)	(1,416)	(3,036)	(4,289)
Net income	$1,922	$2,111	$5,612	$6,599

Net income per common share:
Basic	$0.11	$0.13	$0.34	$0.37
Diluted	0.11	0.13	0.33	0.36

Weighted average common shares:
Basic	16,754	16,330	16,678	17,680
Diluted	16,934	16,421	16,906	18,469

Other data:
Adjusted EBITDA(1)	$5,133	$6,262	$17,774	$18,915

(1) The term Adjusted EBITDA (earnings before interest, income taxes, depreciation, amortization, share-based compensation, and certain other items) is a non-GAAP financial measure that the Company believes is useful to investors in evaluating its results. For a reconciliation of this non-GAAP measure to the most comparable
GAAP equivalent, refer to the Reconciliation of Net Income to Adjusted EBITDA as shown below.

FRANKLIN COVEY CO.
Reconciliation of Net Income to Adjusted EBITDA
(in thousands and unaudited)

	Quarter Ended		Three Quarters Ended
	May 31,	June 1,	May 31,	June 1,
	2014	2013	2014	2013
Reconciliation of net income to Adjusted EBITDA:
Net income	$1,922	$2,111	$5,612	$6,599
Adjustments:
Other income, net	-	(20)	-	(20)
Interest expense, net	483	420	1,351	1,320
Discount on related party receivable	141	135	424	418
Income tax provision	472	1,416	3,036	4,289
Amortization	983	960	2,961	2,201
Depreciation	866	752	2,466	2,175
Share-based compensation	616	488	2,860	1,933
Reduction of contingent earnout liability	(350)	-	(936)	-

Adjusted EBITDA	$5,133	$6,262	$17,774	$18,915

Adjusted EBITDA margin	10.9%	14.0%	13.0%	14.6%

FRANKLIN COVEY CO.
Additional Sales and Financial Information
(in thousands and unaudited)

	Quarter Ended		Three Quarters Ended
	May 31,	June 1,	May 31,	June 1,
	2014	2013	2014	2013
Sales Detail by Region/Type:
U.S./Canada direct	$24,801	$25,139	$69,867	$67,850
International direct	5,781	5,143	18,980	20,341
Licensees	4,178	3,749	12,451	11,667
National account practices	9,691	8,077	26,938	20,356
Self-funded marketing	1,451	1,317	4,246	4,205
Other	1,229	1,434	4,573	4,931

Total	$47,131	$44,859	$137,055	$129,350

Sales Detail by Category:
Training and consulting services	$44,381	$42,378	$129,399	$121,185
Products	1,694	1,428	4,767	4,995
Leasing	1,056	1,053	2,889	3,170

	47,131	44,859	137,055	129,350
Cost of Goods Sold by Category:
Training and consulting services	15,811	14,281	42,260	39,809
Products	982	665	2,065	1,836
Leasing	454	478	1,405	1,428
	17,247	15,424	45,730	43,073
Gross Profit	$29,884	$29,435	$91,325	$86,277

FRANKLIN COVEY CO.
Condensed Consolidated Balance Sheets
(in thousands and unaudited)

	May 31,	August 31,
	2014	2013
Assets
Current assets:
Cash	$5,337	$12,291
Accounts receivable, less allowance for
doubtful accounts of $707 and $982	45,145	52,684
Receivable from related party	581	3,305
Inventories	5,347	4,321
Income taxes receivable	3,183	-
Deferred income taxes	4,670	4,685
Prepaid expenses and other current assets	4,766	3,822
Total current assets	69,029	81,108

Property and equipment, net	17,039	17,180
Intangible assets, net	58,564	60,654
Goodwill	19,641	16,135
Long-term receivable from related party	5,055	4,453
Other assets	14,234	9,875
	$183,562	$189,405

Liabilities and Shareholders' Equity
Current liabilities:
Current portion of financing obligation	$1,257	$1,139
Line of credit	2,527	-
Accounts payable	6,980	9,294
Income taxes payable	-	1,365
Accrued liabilities	20,817	31,140
Total current liabilities	31,581	42,938

Financing obligation, less current portion	26,420	27,376
Other liabilities	4,695	6,106
Deferred income tax liabilities	8,725	6,479
Total liabilities	71,421	82,899

Shareholders' equity:
Common stock	1,353	1,353
Additional paid-in capital	205,888	210,227
Retained earnings	46,041	40,429
Accumulated other comprehensive income	1,647	1,686
Treasury stock at cost, 10,370 and 10,759 shares	(142,788)	(147,189)
Total shareholders' equity	112,141	106,506
	$183,562	$189,405